NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 10, 2008) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2008 second quarter operating profit of $41,000 on total revenue of $21,064,000, as compared to an operating profit of $7,472,000 on total revenue of $31,896,000 for the 2007 second quarter.  For the 2008 six month period, Griffin reported an operating loss of ($2,096,000) on total revenue of $25,545,000, as compared to an operating profit of $5,723,000 on total revenue of $36,482,000 for the 2007 six month period.  The lower net sales and lower operating results in the 2008 second quarter and six month period, versus the comparable 2007 periods, principally reflect the prior year results including revenue and gains from significant property sales completed in those periods by Griffin Land, Griffin’s Connecticut and Massachusetts based real estate business.  There were no property sales completed thus far in fiscal 2008.  Property sales occur periodically and changes in revenue and gains from these transactions may not be indicative of any trends in the real estate business.

Griffin reported a 2008 second quarter net loss of ($377,000) and a basic and diluted net loss per share of ($0.07) as compared to 2007 second quarter net income of $5,973,000 and basic and diluted net income per share of $1.16 and $1.13, respectively.  For the 2008 six month period, Griffin reported a net loss of ($1,986,000) and a basic and diluted net loss per share of ($0.39) as compared to net income of $4,685,000 and basic and diluted income per share of $0.91 and $0.89, respectively, for the 2007 six month period.  The lower net income in the 2008 second quarter and six month period versus the comparable 2007 periods principally reflects the effect of last year’s property sales and the inclusion in last year’s results of a gain on the sale of a portion of Griffin’s common stock holdings of Centaur Media, plc (“Centaur Media”).  Griffin has not sold any of its Centaur Media common stock thus far this year.

Operating profit at Griffin Land was lower in the 2008 second quarter and six month period than the comparable 2007 periods due to the decrease in revenue and gain from property sales.  The 2007 second quarter and 2007 six month period included revenue of $9.6 million and $10.1 million, respectively, from property sales.  The gain on property sales included in Griffin Land’s 2007 second quarter and 2007 six month period operating profit was $7.9 million and $8.4 million, respectively.  In the 2008 second quarter and 2008 six month period, revenue from property sales was $0.4 million and $0.8 million, respectively, and the gain on property sales in those periods was $0.3 million and $0.6 million, respectively.  All of the revenue and gain from property sales in the 2008 second quarter and 2008 six month period reflects the recognition of previously deferred revenue and gain on the sale of undeveloped land to Walgreen Co. which closed in 2006 and is being accounted for under the percentage of completion method.  Results of Griffin Land’s leasing operations improved in the 2008 second quarter over the 2007 second quarter due principally to an increase in rental revenue as more space was leased in Griffin Land’s light industrial and warehouse buildings.  Most of the new leasing took place in the second half of last year, with most of the additional space leased principally in two buildings completed and placed in service in 2007 in New England Tradeport, Griffin Land’s industrial park in Windsor and East Granby, Connecticut.  Results of Griffin Land’s leasing operations in the 2008 six month period were slightly lower than the 2007 six month period due principally to higher building operating expenses.  The higher expenses reflect expenses related to buildings that were in service the entire 2008 six month period as compared to only a portion of the 2007 six month period.  Market activity for leasing of industrial and office space softened in the second half of last year and has not shown any meaningful recovery thus far this year.

At Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, operating results in the 2008 second quarter and 2008 six month period were essentially unchanged from the comparable 2007 periods, reflecting lower gross profit in the current year periods, offset by lower selling, general and administrative expenses.  The decrease in gross profit in the 2008 second quarter and 2008 six month period versus the comparable 2007 periods principally reflects lower sales volume, which may be a result of the weakened economy this year, partially offset by a lower charge for unsaleable inventories in the 2008 second quarter and 2008 six month period than the comparable 2007 periods.  Much of the sales short fall occurred in the latter part of the 2008 second quarter, as customer reorders were less than expected.   The lower selling, general and administrative expenses reflect lower selling expense related to the decline in sales and the inclusion in the 2007 second quarter and 2007 six month period of expenses related to a lawsuit that was settled later in the year.

Griffin’s results in the 2007 second quarter and 2007 six month period included a pretax gain of $2.4 million from the sale of 1 million of the approximately 6.5 million shares of common stock of Centaur Media that Griffin held.  Griffin has not sold any of its Centaur Media common stock thus far in fiscal 2008.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	May 31, 2008		June 2, 2007		May 31, 2008		June 2, 2007
Revenue
Landscape nursery net sales	$17,053		$18,866		$17,477		$19,433
Rental revenue and property sales	4,011	(1)	13,030	(1)	8,068	(1)	17,049	(1)
Total revenue	21,064		31,896		25,545		36,482

Operating profit (loss):
Landscape nursery business	817		796		(154)		(205)
Real estate business	454	(2) (3)	7,963	(2) (3)	386	(2) (3)	8,509	(2) (3)
General corporate expense	(1,230)		(1,287)		(2,328)		(2,581)
Total operating profit (loss)	41		7,472		(2,096)		5,723

Gain on sale of Centaur Media common stock	-		2,397		-		2,397

Interest expense	(812)		(808)		(1,661)		(1,546)

Investment income	186		486		569		913
(Loss) income before taxes	(585)		9,547		(3,188)		7,487

Income tax (benefit) provision	(208)		3,574		(1,202)		2,802

Net (loss) income	$(377)		$5,973		$(1,986)		$4,685

Basic net (loss) income per common share	$(0.07)		$1.16		$(0.39)		$0.91

Diluted net (loss) income per common share	$(0.07)		$1.13		$(0.39)		$0.89

Weighted average common shares outstanding
for computation of basic per share results	5,042		5,150		5,067		5,141

Weighted average common shares outstanding
for computation of diluted per share results	5,042		5,283		5,067		5,284

(1) Includes revenue from property sales of $0.4 million and $9.6 million in the 2008 and 2007 second quarters, respectively, and $0.8 million and $10.1 million in the 2008 and 2007 six month periods, respectively.

(2) Includes gain from property sales of $0.3 million and $7.9 million in the 2008 and 2007 second quarters, respectively, and $0.6 million and $8.4 million in the 2008 and 2007 six month periods, respectively.

(3) Includes depreciation and amortization expense, principally related to real estate properties, of $1.3 million and $1.1 million in the 2008 and 2007 second quarters, respectively, and $2.5 million and $2.2 million in the 2008 and 2007 six month periods, respectively.